Exhibit 99.1

First Patients Treated with LENSAR’s® ALLY™ Adaptive Cataract Treatment System

August 16, 2022 ORLANDO, Fla.--(BUSINESS WIRE)-- LENSAR, Inc. (NASDAQ: LNSR) (“LENSAR” or the “Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced the first commercial cases performed with the ALLY™ Adaptive Cataract Treatment System (“ALLY” or the “ALLY System”) by Robert Weinstock, MD at The Eye Institute of West Florida. Dr. Weinstock performed 15 laser-assisted cataract surgery cases following the recent installation of his ALLY System.

“This marks the culmination of our dedication and focus to bringing the next generation technology to cataract surgeons. We are proud to partner with Dr. Weinstock as the first surgeon to integrate ALLY into his renowned practice for refractive cataract surgery. Dr. Weinstock brings a wealth of surgical expertise and is leading this paradigm shift for cataract surgeons,” said Nick Curtis, Chief Executive Officer of LENSAR. “I’d also like to personally thank Dr. Weinstock for his unwavering belief in LENSAR and for working closely with us through the years.”

Following ALLY’s FDA clearance in June 2022, LENSAR has been working closely with select cataract surgeons and surgery centers to integrate the ALLY System and provide more of their patients with a premium cataract surgery experience. ALLY’s size and ergonomics are designed to facilitate completing the entire cataract surgery procedure in a single, sterile setting, reducing the overall time and improving the experience for the patient and surgeon. In addition to increased efficiencies, ALLY’s proprietary features are designed to enable surgeons to deliver improved clinical outcomes. ALLY’s state-of-the-art Augmented Reality™ and Cataract Density Imaging is intended to provide surgeons with a new level of guidance and confidence while performing surgery. LENSAR expects to install 8 to 12 ALLY Systems in 2022 as part of a controlled, commercial launch.

“ALLY is changing the way surgeons are approaching cataract surgery. With improved efficiencies, ALLY is designed to enable surgeons to offer a premium cataract surgery experience to more patients. ALLY is primed to assist surgeons in meeting the increasing demands of the large, fast-growing, cataract patient population with a premium, efficient experience,” added Mr. Curtis. “We look forward to strengthening our relationships and providing responsive, best-in-class customer service to each center using LENSAR technologies. With ALLY coming to market at a time where first generation femtosecond lasers have significantly aged, ALLY provides an opportunity for surgeons to continue to provide laser cataract surgery with a reliable, next generation platform. LENSAR’s first-generation LLS systems have demonstrated a 99.7% uptime rating – a true laser workhorse – and we are aiming for ALLY to exceed these service ratings. Overall, our objective is to exceed surgeon, staff and patient expectations across all measures of performance.”

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY™ Adaptive Cataract Treatment System, its first platform to integrate its proprietary imaging with an optimized femtosecond laser in a compact system. ALLY is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development and commercialization of the ALLY™ Adaptive Cataract Treatment System (“ALLY” or the “ALLY System”), ALLY’s potential performance and the anticipated market response. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain any additional necessary clearances or approvals for ALLY ; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser Systems; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Investor Contacts:

Thomas R. Staab, II, CFOLee Roth / Cameron Radinovic

ir.contact@lensar.comBurns McClellan for LENSAR

lroth@burnsmc.com /

cradinovic@burnsmc.com

Trade Contacts:

Lauren Gyoerkoe, VP Marketing Levi Hall
lauren.gyoerkoe@lensar.comL COMMUNICATION for LENSAR

levi@lcommunications.me

Source: LENSAR, Inc.